Exhibit 99.2

CHARTER OF THE NOMINATING AND GOVERNANCE

COMMITTEE

OF THE BOARD OF DIRECTORS OF

AELUMA, INC.

I. PURPOSE OF THE COMMITTEE

The purpose of the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company is to assist the Board in discharging the Board’s responsibilities regarding:

a)	identification of qualified candidates to become Board members;

b)	selection of nominees for election as directors at the next annual meeting of shareholders (or special meeting of shareholders at which directors are to be elected);

c)	selection of candidates to fill any vacancies on the Board or any committee thereof;

d)	annual review of the composition of the Board in light of the characteristics of independence, experience and availability of the Board members;

e)	oversight of the evaluation of the Board; and

f)	compliance with the Company’s Code of Business Conduct and Ethics, including reviewing the adequacy and effectiveness of the Company’s procedures to ensure proper compliance.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s articles of incorporation and bylaws (collectively, the “Articles”). The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it. Although the Company does not currently have a class of securities listed on Nasdaq Capital Market (“Nasdaq”), it is the Company’s intent to follow the Nasdaq rules as a guideline.

II. MEMBERSHIP

The Committee shall be comprised of three (3) or more directors, as determined by the Board, each of whom (a) satisfies the independence requirements of the Nasdaq, and (b) has experience, in the business judgment of the Board, that would be helpful in addressing the matters delegated to the Committee.

The members of the Committee, including the chairperson of the Committee (the “Chair”), shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

III. MEETINGS AND PROCEDURES

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s Articles that are applicable to the Committee.

The Committee shall meet on a regularly scheduled basis twice per year, or more frequently as the Committee deems necessary or desirable. A meeting of the Committee may be conducted in person or via telephone conference or similar communications equipment where every meeting participant can hear each other.

All non-management directors who are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, or any other person whose presence the Committee believes to be desirable and appropriate. Notwithstanding the foregoing, the Committee may exclude from its meetings any person it deems inappropriate, including but not limited to, any non-management director who is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors that the Committee believes to be desirable and appropriate. The Committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such persons employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms.

The Chair shall report to the Board regarding the activities of the Committee at appropriate times and as otherwise requested by the Chairperson of the Board. Minutes of the meetings shall be kept by a person designated by the Chair. Draft and final versions of the minutes of meetings shall be sent to all Committee members for their comments and records respectively, in both cases within a reasonable time after the meetings.

IV. DUTIES AND RESPONSIBILITIES

a)	At an appropriate time prior to each annual meeting of shareholders at which directors are to be elected or re-elected, the Committee shall recommend to the Board for nomination by the Board such candidates as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

b)	At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Committee shall recommend to the Board for appointment by the Board to fill such vacancy, such prospective member of the Board as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

c)	For purposes of (a) and (b) above, the Committee may consider the following criteria, among others the Committee shall deem appropriate, in recommending candidates for election to the Board:

i.	personal and professional integrity, ethics and values;

ii.	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

iii.	experience in the Company’s industry and with relevant social policy concerns;

iv.	experience as a board member of another publicly held company;

v.	academic expertise in an area of the Company’s operations;

vi.	practical and mature business judgment, including ability to make independent analytical inquiries; and,

vii.	if applicable, for re-election, the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

d)	The foregoing notwithstanding, if the Company is legally bound by contract or otherwise to permit a third party to designate one or more of the directors to be elected or appointed (for example, pursuant to rights contained in shareholders’ agreement), then the nomination or appointment of such directors shall be governed by such requirements.

e)	The Committee shall advise the Board periodically with respect to significant developments in the law and practice of corporate governance as well as the Company’s compliance with applicable laws and regulations, and make recommendations to the Board on all matters of corporate governance and on any corrective action to be taken.

f)	The Committee shall monitor compliance with the Company’s Code of Business Conduct and Ethics, including reviewing the adequacy and effectiveness of the Company’s procedures to ensure proper compliance.

g)	The Committee shall, at least annually, review the performance of each current director and shall consider the results of such evaluation when determining whether or not to recommend the nomination of such director for an additional term.

h)	The Committee shall oversee the Board in the Board’s annual review of its performance (including its composition and organization), and will make appropriate recommendations to improve performance; the Committee will also be responsible for establishing the evaluation criteria and implementing the process for such evaluation.

i)	The Committee shall consider, develop and recommend to the Board such policies and procedures with respect to the nomination of directors or other corporate governance matters as may be required pursuant to any rules promulgated by the U.S. Securities and Exchange Commission or otherwise considered to be desirable and appropriate in the discretion of the Committee.

j)	The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide the Board with any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

k)	The Committee shall periodically report to the Board on its findings and actions.

l)	The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.

V. DELEGATION OF DUTIES

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, to the extent consistent with the Company’s Articles and applicable laws, regulations and rules of the markets in which the Company’s securities then trade.

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